                                                                   Exhibit 11.01








                          Sylvan Learning Systems, Inc.


                                  $100,000,000

                 5% Convertible Subordinated Debentures due 2010




                             ----------------------


                               PURCHASE AGREEMENT

                              ---------------------





                          Dated as of February 23, 2000

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
1.       PRELIMINARY MATTERS......................................................................................1
         1.1      Authorization of Debentures.....................................................................1
         1.2      Issue Taxes.....................................................................................1
         1.3      Direct Payment..................................................................................1
         1.4      Replacement Debentures..........................................................................2
         1.5      Indemnification.................................................................................2

2.       SALE AND PURCHASE OF DEBENTURES..........................................................................4

3.       CLOSING..................................................................................................4

4.       CONDITIONS TO CLOSING....................................................................................4
         4.1      Representations and Warranties..................................................................4
         4.2      Performance; No Default.........................................................................5
         4.3      Compliance Certificates.........................................................................5
         4.4      Opinions of Counsel.............................................................................5
         4.5      Purchase Permitted By Applicable Law, etc.......................................................5
         4.6      Other Agreement.................................................................................5
         4.7      Market Conditions...............................................................................6
         4.8      Proceedings and Documents.......................................................................6
         4.9      Consents and Permits............................................................................6
         4.10     New Members of the Board of Directors...........................................................6

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................6
         5.1      Organization; Power and Authority...............................................................6
         5.2      Authorization, etc..............................................................................7
         5.3      Capitalization..................................................................................7
         5.4      Organization and Ownership of Shares of Subsidiaries............................................7
         5.5      Filed Documents and Financial Statements........................................................8
         5.6      No Current Violation, Default...................................................................8
         5.7      Compliance with Laws, Other Instruments, etc....................................................9
         5.8      Consents, Approvals, etc........................................................................9
         5.9      Litigation; Observance of Statutes and Orders...................................................9
         5.10     Environmental..................................................................................10
         5.11     Taxes..........................................................................................10
         5.12     Title to Property and Assets; Leases...........................................................10
         5.13     Licenses, Permits, etc.........................................................................10
         5.14     Compliance with ERISA..........................................................................11
         5.15     Private Offering by the Company................................................................12
         5.16     Use of Proceeds; Margin Regulations............................................................12
         5.17     Status under Certain Statutes..................................................................13
         5.18     Certain Payments...............................................................................13
         5.19     No Brokers or Finders..........................................................................13
         5.20     Insurance......................................................................................13
         5.21     Accounting.....................................................................................14
         5.22     Registration Rights............................................................................14
         5.23     [Intentionally Omitted.].......................................................................14
         5.24     Securities Ratings.............................................................................14

         5.25     Similar Securities Not Listed..................................................................14
         5.26     Intellectual Property..........................................................................14
         5.27     Authorization of Shares Issuable Upon Conversion...............................................15
         5.28     Affiliate Transactions.........................................................................15
         5.29     Representations and Warranties in the Prometric Agreements.....................................15
         5.30     Investment Company Act.........................................................................15
         5.31     Antitakeover Matters...........................................................................15
         5.32     Formation and Capitalization of Incubator......................................................16

6.       REPRESENTATIONS OF THE PURCHASER........................................................................16
         6.1      Organization; Power and Authority..............................................................16
         6.2      Authorization, etc.............................................................................17
         6.3      Purchase for Investment........................................................................17

7.       COVENANTS...............................................................................................17
         7.1      Transaction Expenses...........................................................................17
         7.2      Operation of Business..........................................................................18
         7.3      Access to Books and Records....................................................................18
         7.4      Agreement to Take Necessary and Desirable Actions..............................................18
         7.5      Compliance with Conditions; Best Efforts.......................................................19
         7.6      HSR Act Filings................................................................................19
         7.7      Prometric Transaction..........................................................................19
         7.8      Antitakeover Matters...........................................................................19

8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT............................................19

9.       AMENDMENT AND WAIVER....................................................................................20

10.      NOTICES.................................................................................................20

11.      REPRODUCTION OF DOCUMENTS...............................................................................20

12.      SUBSTITUTION OF PURCHASER...............................................................................20

13.      MISCELLANEOUS...........................................................................................21
         13.1     Successors and Assigns.........................................................................21
         13.2     Severability...................................................................................21
         13.3     Construction...................................................................................21
         13.4     Counterparts...................................................................................21
         13.5     Governing Law; Submission to Jurisdiction......................................................21
         13.6     Confidentiality................................................................................21

SCHEDULE A        --       DEFINED TERMS

SCHEDULE 1.3      --       Purchaser's Bank Accounts

SCHEDULE 2        --       Debenture Purchase Commitments

SCHEDULE 5.3      --       Capitalization

SCHEDULE 5.4      --       Subsidiaries

SCHEDULE 5.5(b)   --       Unaudited Interim Financial Statements of the Company

SCHEDULE 5.5(c)   --       2000 Budget

SCHEDULE 5.8      --       Consents

SCHEDULE 5.13     --       Restricted Licenses and Permits

SCHEDULE 5.14     --       Employee Benefit Plans

SCHEDULE 5.22     --       Registration Rights

SCHEDULE 5.28     --       Affiliate Transactions

EXHIBIT 1         --       Form of Indenture

EXHIBIT 4.4(a)    --       Form of Opinion of Venable, Baetjer & Howard, LLP

EXHIBIT 4.4(b)    --       Form of Opinion of Robert Zentz, General Counsel of the Company

EXHIBIT 5.8       --       Form of Registration Rights Agreement

EXHIBIT 5.28      --       Form of Investors Agreement

EXHIBIT 7.4       --       Terms of Incubator Agreement

                          Sylvan Learning Systems, Inc.
                              100 Lancaster Street
                            Baltimore, Maryland 21202
                                Fax: 410-843-8065

                                  $100,000,000

                 5% Convertible Subordinated Debentures due 2010



                                                         As of February 23, 2000

The Purchasers named on the signature pages hereto


Ladies and Gentlemen:

         Sylvan Learning Systems, Inc., a Maryland corporation (the "Company"), agrees with each of the purchasers named on the signature pages hereto (each, a "Purchaser") as follows:

1.       PRELIMINARY MATTERS.

1.1      AUTHORIZATION OF DEBENTURES.

         The Company has authorized the issue and sale of $100,000,000 aggregate principal amount of its 5% Convertible Subordinated Debentures due 2010 (the "DEBENTURES"), such term to include any such Debentures issued in substitution therefor pursuant to the terms of the Indenture. The Debentures shall be issued pursuant to an Indenture substantially in the form set out in Exhibit 1. Certain capitalized terms used in this Agreement are defined in Schedule A; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2      ISSUE TAXES.

         The Company agrees to pay all taxes (other than taxes in the nature of income, franchise or gift taxes) and governmental fees in connection with the issuance, sale, delivery or transfer by the Company to the Purchasers of the Debentures and the execution and delivery of this Agreement and the Other Agreements and any modification of any of this Agreement or the Other Agreements and will save each and all of the Purchasers harmless without limitation as to time against any and all liabilities with respect to all such taxes and fees. The obligations of the Company under this Section 1.2 are in addition to any other obligations of the Company contained elsewhere in this Agreement and shall survive the payment or prepayment of the Debentures, at maturity, upon redemption or otherwise and the termination of this Agreement and the Other Agreements.

1.3      DIRECT PAYMENT.

         Notwithstanding any provision to the contrary in the Indenture or the Debentures, the Company will pay or cause to be paid all amounts payable with respect to any Debenture held by the Purchasers (without any presentment of such Debenture and without any notation of such payment being made thereon) by crediting (before 12:00 Noon, New York time), by Federal funds bank wire transfer in same day funds to such holder's account in any bank in the United States of America as may be designated and specified in writing by such holder at least two Business Days prior thereto. Each Purchaser's initial bank account for this purpose is on SCHEDULE
1.3 hereto.

1.4      REPLACEMENT DEBENTURES.

         If a mutilated Debenture that is a Transfer Restricted Security (as defined in the Indenture) is surrendered to the Company or if a Purchaser or any other institutional holder (or nominee thereof) of a Debenture that is a Transfer Restricted Security claims and submits an affidavit or other evidence, satisfactory to the Company, to the effect that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Debenture without the need to post any bond, and no further indemnity shall be required as a condition to the execution and delivery of a new Debenture other than the unsecured written agreement of such owner reasonably satisfactory to the Company, to indemnify the Company. With respect to any Debenture that is not a Transfer Restricted Security which is surrendered to the Company or which is claimed by the Purchaser or its holder to be lost, destroyed or wrongfully taken, the Company may require the Purchaser or such holder to post a bond against any loss arising in connection therewith as a condition to the execution and delivery of a new Debenture and to indemnify the Company, in each case, to the extent provided in the Indenture.

1.5      INDEMNIFICATION.

                  (a) In addition to all other sums due hereunder or provided for in this Agreement or any Other Agreement and any and all obligations of the Company to indemnify any Purchaser hereunder or under any Other Agreement, the Company hereby agrees, without limitation as to time, to indemnify each Purchaser, each Affiliate of each Purchaser and each director, officer, employee, counsel, agent or representative of each Purchaser and its Affiliates (collectively, the "INDEMNIFIED PARTIES") against, and hold it and them harmless from, to the fullest extent lawful, all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' fees and disbursements) and expenses, including expenses of investigation (collectively, "LOSSES"), incurred by it or them and arising out of or in connection with this Agreement or any Other Agreement, or the Transactions, regardless of whether the Transactions are consummated and regardless of whether any Indemnified Party is a formal party to any proceeding; PROVIDED, that the Company shall not be liable to any Indemnified Party for any Losses to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Losses arose from the gross negligence or willful misconduct of such Indemnified Party, which (i) is independent of any wrongful act by the Company, its Affiliates or any of its representatives and (ii) was not taken by such Indemnified Party in reliance upon any of the representations, warranties, covenants or promises of the Company herein or in the Other Agreements, including (without limitation) the certificates delivered by the Company pursuant hereto or thereto. The Company agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party (regardless of whether it is or may be ultimately determined that such Indemnified Party is not entitled to indemnification hereunder), subject to repayment in the event that the Indemnified Party is ultimately determined not entitled to indemnification hereunder (as finally determined by a court of competent jurisdiction (which determination is not subject to review or appeal)). The obligations of the Company to each Indemnified Party hereunder shall be separate obligations, and the Company's liability to any such Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder. The obligations of each Indemnifying Party under this Section 1.5 shall survive the payment or prepayment of the Debentures, at maturity, upon acceleration, redemption or otherwise, the redemption or repurchase of any Common Stock, any transfer of the Debentures or Common Stock by any Purchaser and the termination of this Agreement or any of the Other Agreements.

                  (b) In case any action, claim or proceeding shall be brought against any Indemnified Party with respect to which indemnity may be sought hereunder, such Indemnified Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses incurred in connection with the defense thereof; PROVIDED, that the failure to so notify the Company shall not affect any obligation it may have to any Indemnified Party under this Agreement or otherwise except to the extent that (as finally determined by a court of competent jurisdiction (which determination is not subject to review or appeal)) such failure materially and adversely prejudiced the Company. The Company shall not, without the Indemnified Party's prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release, in form and substance reasonably satisfactory to the Indemnified Parties, of the Indemnified Parties from all liability and obligation arising therefrom. Each Indemnified Party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless:
         (i) the Company has agreed to pay such expenses; or (ii) the Company has failed to promptly assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include any Indemnified Party and the Company or an Affiliate of the Company, and such Indemnified Party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it that are different from or in addition to those available to the Company or such Affiliate or (y) a conflict of interest may exist if such counsel represents such Indemnified Party and the Company or its Affiliate; PROVIDED that, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel in the circumstances described in clause (ii) or (iii) above, the Company shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties.

                  Notwithstanding any other provision hereof the Company shall not (i) in connection with any one such action or proceeding, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party, (ii) be liable for any settlement of any such action effected without its written consent (which shall not be unreasonably withheld or delayed), or (iii) be responsible hereunder for attorneys' fees or expenses incurred by the Indemnified Parties in excess of $500,000 in the aggregate other than 50% of such attorneys' fees and expenses in excess of $1,000,000.

                  (c) If the indemnification provided for in this Section 1.5 is unavailable to, or insufficient to hold harmless, any Indemnified Party in respect of any Losses referred to herein, then the Company shall contribute to the amount paid or payable by such Persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company, its subsidiaries and Affiliates, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The amount paid or payable by any such Person as a result of the Losses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding.

                  (d) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

2.       SALE AND PURCHASE OF DEBENTURES.

         Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will severally purchase from the Company, at the Closing, Debentures in the respective amounts as set forth in Schedule 2 at a purchase price of 100% of the principal amount thereof. In connection with the Transactions, the Company shall pay to the Persons designated by Apollo Management IV, L.P. ("APOLLO MANAGEMENT") a closing fee equal to 1% of the aggregate principal amount of Debentures purchased by the Purchasers (the "CLOSING FEE").

3.       CLOSING.

         The sale and purchase of the Debentures shall occur at the offices of Venable, Baetjer and Howard, LLP, 1800 Mercantile Bank and Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, at 9:00 a.m., local time, at a closing (the "CLOSING"), which shall occur as soon as practicable after satisfaction or waiver of each of the conditions to closing set forth herein (but in no event prior to March 20, 2000) or on such other Business Day thereafter as may be agreed upon by the Company and Apollo Management. The date on which the Closing occurs is referred to herein as the "CLOSING DATE." At the Closing (a) the Company will deliver to each Purchaser the Debentures to be purchased by such Purchaser in the form of a single Debenture (or such greater number of Debentures as Apollo Management may request), dated the Closing Date, and registered in such Purchaser's name (or in the name of such Purchaser's nominee), against delivery by such Purchaser to the Company of immediately available funds in the amount of the purchase price therefor by wire transfer to such bank account as the Company shall have notified Apollo Management in writing and (b) the Company shall pay the Closing Fee in immediately available funds by wire transfer to such bank accounts as Apollo Management shall have notified the Company in writing. If at the Closing the Company shall fail to tender such Debentures to such Purchaser or pay the Closing Fee as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser's reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment.

4.       CONDITIONS TO CLOSING.

         Each Purchaser's obligation to purchase and pay for the Debentures to be sold to such Purchaser at the Closing is subject to the fulfillment or waiver, prior to or at the Closing, of the following conditions:

4.1      REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the Company in this Agreement and each of the Other Agreements shall be correct when made and at the time of the Closing except where such representations and warranties expressly relate to an earlier date.

4.2      PERFORMANCE; NO DEFAULT.

         The Company shall have performed and complied with all agreements and conditions contained in this Agreement and each of the Other Agreements required to be performed or complied with by it prior to or at the Closing. After giving effect to the Transactions (including, without limitation, the issue and sale of the Debentures (and the application of the proceeds thereof as contemplated by Section 5.16)), no Default or Event of Default (as both terms are defined in the Indenture) shall have occurred and be continuing.

4.3      COMPLIANCE CERTIFICATES.

                  (a) OFFICER'S CERTIFICATE. The Company shall have delivered to the Purchasers an Officer's Certificate, dated the Closing Date, in form and substance reasonably satisfactory to Apollo Management, certifying that the conditions specified in Sections 4.1, 4.2, 4.9 and
         4.10 have been fulfilled.

                  (b) SECRETARY'S CERTIFICATE. The Company shall have delivered to the Purchasers a certificate of the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Apollo Management, certifying, among other things, as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the Other Agreements and the approval of the Transactions.

4.4      OPINIONS OF COUNSEL.

                  (a) The Purchasers shall have received an opinion, dated the Closing Date, from, Venable, Baetjer & Howard, LLP, special counsel for the Company, in the form set forth in Exhibit 4.4(a) (and the Company hereby instructs such counsel to deliver such opinion to the Purchasers).

                  (b) The Purchasers shall have received an opinion, dated the Closing Date, from, Robert Zentz, General Counsel of the Company, in the form set forth in Exhibit 4.4(b) (and the Company hereby instructs such counsel to deliver such opinion to the Purchasers).

                  (c) The Purchasers shall have received the opinions, dated the Closing Date, as to certain tax matters, described in Exhibit 7.4 (and the Company hereby instructs such counsel to deliver such opinion to the Purchasers).

4.5      PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

         The Purchaser's purchase of Debentures shall (i) not violate any applicable Law and (ii) not subject any Purchaser to any tax, penalty or liability under or pursuant to any applicable Law.

4.6      OTHER AGREEMENTS.

         Each Other Agreement (other than the Incubator Agreement) shall have been executed and delivered by all parties thereto and shall be in full force and effect, each party to each Other Agreement shall have performed all of its obligations to be performed thereunder on or prior to the Closing Date, and each of Chris Hoehn-Saric and Douglas Becker shall have entered into employment agreements (collectively, the "EMPLOYMENT AGREEMENTS") with the Incubator, each in a form approved by Apollo Management.

4.7      MARKET CONDITIONS.

         During the seven-calendar-day period ending on the Closing Date, (a) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market shall not have been suspended and minimum prices shall not have been established on either of such exchanges or such market by such exchange or by the SEC, (b) a general banking moratorium shall not have been declared by Federal or New York or California authorities, and (c) no change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that, in the reasonable judgment of the Purchasers, has had or could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the prices or trading of securities generally traded on financial markets in the United States.

4.8      PROCEEDINGS AND DOCUMENTS.

         All corporate and other proceedings in connection with the Transactions and all documents and instruments executed or delivered in connection with such Transactions shall be reasonably satisfactory in form and substance to Apollo Management and Apollo Management shall have received all such counterpart originals or certified or other copies of such documents as Apollo Management may reasonably request.

4.9      CONSENTS AND PERMITS.

         The Company shall have received all consents, permits, approvals and authorizations and sent or made all notices, filings, registrations and qualifications as may be required pursuant to any Law or pursuant to any Applicable Agreement, in connection with the Transactions to be consummated on or prior to the Closing Date.

4.10     NEW MEMBERS OF THE BOARD OF DIRECTORS.

         Michael Gross and Laurence Berg shall have been appointed as members of the board of directors of the Company.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to each Purchaser that:

5.1      ORGANIZATION; POWER AND AUTHORITY.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and to perform the provisions hereof and thereof.


5.2      AUTHORIZATION, ETC.

                  (a) This Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally and (ii) general principals of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity).

                  (b) Each of the Other Agreements has been duly authorized by the Company and, on the Closing Date, will have been validly executed and delivered by the Company. When each Other Agreement has been duly executed and delivered by the Company such Other Agreement will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally and (ii) general principals of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity). On the Closing Date the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "TIA" or "TRUST INDENTURE ACT"), and the rules and regulations of the SEC applicable to an indenture which is qualified thereunder.

5.3      CAPITALIZATION.

                  (a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 90,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of which 50,915,574 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Shares"), of which no shares are issued and outstanding.

                  (b) The outstanding shares of Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as disclosed in the previous paragraph and in Schedule 5.3, there are no other shares of capital stock of the Company authorized and reserved for issuance and the Company does not have any commitment to authorize, issue or sell any of its capital stock or securities convertible into its capital stock. Schedule 5.3 sets forth the number of shares of Common Stock, or other ownership interests, issuable or reserved for issuance upon exercise of subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or Liens related to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of the Company (and the exercise price thereof).

5.4      ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES.

                  (a) Except as set forth on Schedule 5.4, all of the outstanding shares of capital stock or similar equity interests of each Subsidiary of the Company have been duly authorized, validly issued, are fully paid and nonassessable, and are owned by the Company or another Subsidiary free and clear of any Lien. Schedule 5.4 sets forth the number of shares of capital stock, or other ownership interests, issuable or reserved for issuance upon exercise of subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or Liens related to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of each Subsidiary (and the exercise price thereof).

                  (b) Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

5.5      FILED DOCUMENTS AND FINANCIAL STATEMENTS.

                  (a) The Company has filed all required forms, reports and documents with the SEC since January 1, 1995 (the "SEC DOCUMENTS"), each of which complied in all material respects with all of the requirements of the Securities Act or the Exchange Act, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained in such filings (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates and the consolidated results of their operations and cash flows for the respective periods and have been prepared in accordance with GAAP, consistently applied throughout the periods involved, except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

                  (b) The Company's unaudited financial statements attached as
         Schedule 5.5(b), were prepared on the same basis as the financial statements contained in the SEC Documents and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates referenced therein and the consolidated results of their operations and cash flow for the respective periods, and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except such statements do not contain footnotes or related schedules. Since December 31, 1999, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries. Since December 31, 1999, the Company has conducted its business in the usual, regular and ordinary course.

                  (c) The Company's budget for 2000 attached as Schedule 5.5(c) was prepared in good faith based on assumptions and projections believed to have been reasonable at the time made and were prepared in all material respects consistent with past accounting practices.

5.6      NO CURRENT VIOLATION, DEFAULT.

         Neither the Company nor any of its Subsidiaries is (a) in violation of its respective charter, by-laws, partnership agreement or similar governing documents ("CHARTER"), as the case may be, or (b) in default (and no condition exists that with notice or lapse of time or both would constitute a default) in the performance of any obligation, agreement or condition contained in any Applicable Agreement, except in case of this clause (b) to the extent such violation or default, if any, could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in default (and no condition exists that with notice or lapse of time or both would constitute a default) in the performance of any obligation, agreement or condition contained in the Prometric Agreements except to the extent such violation or default, if any, could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7      COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

         The execution, delivery and performance by the Company of this Agreement and the Other Agreements, and the consummation of the Transactions, will not violate, contravene, trigger any rights of any shareholder of the Company under, result in any breach of, conflict with, constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (a) any Charter, (b) any Applicable Agreement or (c) any Law, except in the case of clause (b), to the extent such violation or default could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.8      CONSENTS, APPROVALS, ETC.

         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of this Agreement or the Other Agreements or the consummation of the Transactions, except (i) a filing pursuant to the HSR Act as may be required in connection with the conversion of the Debentures, (ii) filings with the SEC required by the Registration Rights Agreement, dated as of the Closing Date, to be entered into among the Company and the Purchasers , in the form attached as Exhibit 5.8 hereto (the "REGISTRATION RIGHTS AGREEMENT"), (iii) any filings required to perfect an exemption from registration under the Securities Act and similar state securities laws for the sale of the Debentures and Common Stock issuable on conversion thereof, (iv) any applicable filing to list the Common Stock issuable on conversion of the Debentures on the applicable national securities exchange or Nasdaq market,and (v) the consents listed on Schedule 5.8. The Company is not aware of any consents listed on Schedule 5.8 that will not be obtained in a timely manner. Schedule 5.8 indicates whether each of the consents listed thereon has been obtain on or prior to the date hereof.

5.9      LITIGATION; OBSERVANCE OF STATUTES AND ORDERS.

                  (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any Governmental Authority or is in violation of any applicable Law, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.10     ENVIRONMENTAL.

                  (a) The Company and its Subsidiaries are in compliance with all Environmental Laws, except where such non-compliance could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice that alleges that the Company or its Subsidiaries is not in compliance with any Environmental Laws, and to the best of the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future.

                  (b) There is no Environmental Claim pending or threatened, to the knowledge of the Company, against the Company or any of its Subsidiaries with respect to the operations or business of the Company or its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed either contractually or by operation of law, and to the best of the Company's knowledge, there are no circumstances that could form the basis of any such Environmental Claim in the future.

5.11     TAXES.

                  (a) All Tax returns required to be filed by the Company and each of its Subsidiaries have been filed and all such returns are true, complete, and correct in all material respects. All Taxes that are due or claimed to be due from the Company and each of its subsidiaries have been paid, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its subsidiaries in accordance with GAAP. There are no proposed Tax assessments against the Company or any of its subsidiaries. To the best knowledge and belief of the Company, the accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period.

                  (b) The Company is not currently a United States real property holding corporation as defined in Section 897(c)(2) of the Code. The Company will use its best efforts to not become a United States real property holding corporation in the future.

5.12     TITLE TO PROPERTY AND ASSETS; LEASES.

         Except as set forth in the SEC Documents filed on or after January 1, 1999, each of the Company and each of its Subsidiaries has good and marketable title, free and clear of all Liens to all of its assets except (i) Liens for taxes not yet due and payable and (ii) immaterial Liens that do not interfere with the use of such assets. All leases to which the Company or any of its Subsidiaries is a party are valid and binding and no default has occurred or is continuing thereunder, other than any such defaults that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries enjoy a peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by the Company or such Subsidiary.

5.13     LICENSES, PERMITS, ETC.

         The Company and each of its Subsidiaries has such material permits, licenses, franchises, authorizations of governmental or regulatory authorities, patents, copyrights, service marks, trademarks and trade names, or rights thereto ("licenses and permits") including, without limitation, under any applicable Environmental Laws, as are necessary to own, lease and operate its respective properties and to conduct its business. The Company and each of its Subsidiaries has fulfilled and performed in all material respects all of its obligations with respect to such licenses and permits. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such license or permit if the revocation, termination or impairment thereof could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, except as described in Schedule 5.13, such licenses and permits contain no restrictions that are materially burdensome to the Company or any of its Subsidiaries.

5.14     COMPLIANCE WITH ERISA.

                  (a) Schedule 5.14 sets forth a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the "PLANS").

                  (b) The Company has made available to the Purchasers with respect to all Plans, true, complete and correct copies of the following: all plan documents and the most recent summary plan descriptions and any subsequent summaries of material modifications; forms 5500 as filed with the IRS for the most recent plan year; all trust agreements with respect to the Plans; the most recent IRS determination letter for all plans qualified under Code section 401(a); all handbooks, manuals, and similar documents governing material employment policies, practices and procedures and each form S-8 and each prospectus related thereto filed or used in the past three years.

                  (c) There are no proceedings (other than routine claims for benefits) pending or to the knowledge of the Company threatened with respect to any Plan, the assets of any trust thereunder, or the Plan sponsor or the Plan administrator with respect to the design or operation of any Plan. Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its tax-qualified status and to the knowledge of the Company, nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any such Plan;

                  (d) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any employee of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, or (iii) result in any liability under Title IV of ERISA.

                  (e) Except with respect to any act that would not have a Material Adverse Effect on the Company, any Subsidiary or ERISA Affiliate, the Company has operated and administered each Plan in substantial compliance with all applicable Laws.

                  (f) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

                  (g) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA.

                  (h) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or been obliged to contribute to any "multiemployer pension plan, " as such term is defined in Section 3(37) of ERISA.

                  (i) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

                  (j) The Company, its Subsidiaries and its ERISA Affiliates do not have any obligations in connection with any medical, death or other welfare benefit for its employees after they retire, except to the extent required under the group health plan continuation requirements of Section 601 of ERISA or under any applicable state law.

5.15     PRIVATE OFFERING BY THE COMPANY.

         Neither the Company nor anyone acting on its behalf has offered the Debentures or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers, which have been offered the Debentures at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Debentures to the registration requirements of Section 5 of the Securities Act. No securities of the same class as the Debentures have been issued and sold by the Company within the six-month period immediately prior to the date hereof. Prior to the effectiveness of any registration statement filed under the Securities Act, the Indenture is not required to be qualified under the TIA.

5.16     USE OF PROCEEDS; MARGIN REGULATIONS.

         At all times after the Closing and prior to contribution thereof to the Incubator in accordance with the Incubator Agreement, the Company will set aside and keep available for such contribution an amount equal to the proceeds from the sale of the Debentures (the "CONTRIBUTION AMOUNT"). Pending such contribution, the Contribution Amount and any portion thereof held by the Company will be held solely in the form of: (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and (iv) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in the case of each of (ii), (iii), and (iv) maturing within one year of the Closing Date.

5.17     STATUS UNDER CERTAIN STATUTES.

         Neither the Company nor any Subsidiary is, nor after giving effect to the Transactions will any of them be, subject to regulation under the Investment Company Act of 1940, as amended, the Public

Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18     CERTAIN PAYMENTS.

         Neither the Company nor any Subsidiary, nor any director, officer, agent, employee, or other person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

5.19     NO BROKERS OR FINDERS.

         No agent, broker, finder, or investment or commercial banker or other Person engaged by or acting on behalf of the Company or any Subsidiary, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the Other Agreements or the Transactions, other than Chase Securities, Inc., which will be entitled to receive an amount not to exceed $750,000 in the aggregate in exchange for delivering a fairness opinion to the Company and all other services in connection with such matters.

5.20     INSURANCE.

         The Company and its Subsidiaries maintain, with reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers' compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default under any provisions of any such policy of insurance and no such Person has received notice of cancellation of any such insurance.

5.21     ACCOUNTING.

         The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.22     REGISTRATION RIGHTS.

         Except for the Registration Rights Agreement and as set forth on
Schedule 5.22, there are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company or to require the Company to include such securities with the Debentures or the Common Stock issuable upon conversion thereof registered pursuant to the Registration Rights Agreement.

5.23     [INTENTIONALLY OMITTED.]

5.24     SECURITIES RATINGS.

         No "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company's retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any securities of the Company.

5.25     SIMILAR SECURITIES NOT LISTED.

         When the Debentures are issued and delivered pursuant to this Agreement, the Debentures will not be of the same class (within the meaning of Rule 144A under the Securities Act) as any security of the Company that is listed on a national securities exchange registered under Section 6 of the Exchange Act or that is quoted in a United States automated inter-dealer quotation system.

5.26     INTELLECTUAL PROPERTY.

         The Company and its Subsidiaries own in all material respects the entire and unencumbered right, title and interest in and to, or possess adequate licenses or other rights to use, all intellectual property, including but not limited to, patents, trademarks, service marks, trade names, copyrights, computer software and know-how used in, or necessary to, the business conducted by the Company or any of its Subsidiaries (the "INTELLECTUAL PROPERTY"). All such Intellectual Property is valid and enforceable and the Company and each of its Subsidiaries has performed all acts and has paid all required fees and Taxes to maintain all registrations and applications of such Intellectual Property in full force and effect. None of the Company or any of its Subsidiaries has received any notice of infringement of or conflict with (or knows or has known of such infringement of or conflict with) asserted rights of others with respect to the use of Intellectual Property. To the Company's knowledge, the Company and its Subsidiaries do not in the conduct of their business infringe or conflict with any right of any third party. None of the Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of any obligations hereunder, in breach of any Applicable Agreement relating to any Intellectual Property.

5.27     AUTHORIZATION OF SHARES ISSUABLE UPON CONVERSION.

         The shares of Common Stock issuable upon conversion of the Debentures have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and nonassessable; and the stockholders of the Company or other holders of the Company's securities have no preemptive or similar rights with respect to the Debentures or the Common Stock issuable upon conversion of the Debentures.

5.28     AFFILIATE TRANSACTIONS.

         Except for transactions described on Schedule 5.28 and transactions contemplated by the Other Agreements, neither the Company nor any of its Subsidiaries is or has been a party to any transaction or series of transactions described in (a) Item 404 of Regulation S-K under the Securities Act; PROVIDED, HOWEVER, that for purposes hereof, references in such Item 404 to the "registrant" shall be deemed to be references to the Company or such Subsidiary, as the case may be, and references to the "beginning of the registrant's last fiscal year" shall be deemed to be references to the beginning of the Company's fiscal year ended December 31, 1996 or (b) Section 4(b)(i) of the Investors Agreement, to be entered into and dated as of the Closing Date, among the Company and the Purchasers, in the form attached as Exhibit 5.28 hereto (the "INVESTORS AGREEMENT").

5.29     REPRESENTATIONS AND WARRANTIES IN THE PROMETRIC AGREEMENTS.

         The representations and warranties of the Company to the Prometric Agreements were true in all material respects as of the date thereof and are true in all material respects on the date hereof.

5.30     INVESTMENT COMPANY ACT.

         Neither the Company nor each of its Subsidiaries is and, after giving effect to consummation of the transactions contemplated hereby and by the Other Agreements, none of them will be, an "investment company" (as such term is defined in the Investment Company Act of 1940, as amended).

5.31     ANTITAKEOVER MATTERS.

         Prior to the Closing Date, the Company, its shareholders and its Board of Directors shall have each taken all action required in order to (i) exempt the Purchasers, in respect to their purchase and conversion of the Debentures, from "interested stockholder" status as defined by Title 3, Subtitle 6 of the General Corporation Law of Maryland and (ii) exempt the execution, delivery, and performance of this Agreement and the Other Agreements, and the issuance and conversion of the Debentures, from the requirements of, and from triggering any provisions under, the Rights Agreement or any Antitakeover Law.

5.32     FORMATION AND CAPITALIZATION OF INCUBATOR.

                  Immediately following the Closing:

                  (a) The Incubator will be duly organized and validly existing as a limited liability company in good standing under the laws of the State Delaware. The Incubator will be duly qualified to transact business and in good standing in each jurisdiction in which such qualification is required. The Incubator will have full power and authority to (i) own, lease and operate its properties and to conduct its business as proposed to be conducted and (ii) consummate the Transactions and enter into and perform its obligations under each Other Agreement to which it is a party.

                  (b) The issuance and sale of all the then issued and outstanding membership interests in the Incubator will be duly authorized by all necessary action of the Incubator. Each membership interest of the Incubator that is then issued and outstanding will be duly authorized and validly issued, and not issued in violation of, or subject to, any preemptive or similar rights. Except as set forth in the Incubator Agreement, there will be no outstanding (i) securities convertible into or exchangeable for any membership interests or other equity securities of the Incubator, (ii) options, warrants or other rights to purchase or subscribe to any membership interests or other equity securities of the Incubator or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any membership interests or other equity securities of the Incubator, any such convertible or exchangeable securities, or any such options, warrants or rights.

                  (c) The Incubator will have duly authorized, executed and delivered each of the Other Agreements to which it is a party, and each of such Other Agreements will be a valid and binding agreement of the Incubator, enforceable against the Incubator in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (d) The Company will have contributed the Initial Company Contribution to the Incubator.


6.       REPRESENTATIONS OF THE PURCHASER.

6.1      ORGANIZATION; POWER AND AUTHORITY.

         Each Purchaser represents that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified and in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Agreement and the Other Agreements to which it is or becomes a party, or the validity or enforceability of this Agreement or the Other Agreements to which it is or becomes a party and (b) it has the organizational power and authority to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements to which it is or becomes a party, and to perform the provisions hereof and thereof.

6.2      AUTHORIZATION, ETC.

         Each Purchaser represents that this Agreement and the Other Agreements to which it is or becomes a party, has been duly authorized by all necessary organizational action on the part of it, and this Agreement and the Other Agreements to which it is or becomes a party, constitutes, and upon execution and delivery by the Company of such Agreements, will constitute, legal, valid and binding obligations of it enforceable against it in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3      PURCHASE FOR INVESTMENT; ACCREDITED INVESTOR STATUS

         Each Purchaser represents that it is purchasing the Debentures for its own account or for one or more separate accounts maintained by it and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Debentures have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. Each Purchaser represents that it is an Accredited Investor as defined under Regulation D promulgated pursuant to the Securities Act of 1933.

7.       COVENANTS.

7.1      TRANSACTION EXPENSES.

         Whether or not any of the Transactions are consummated, the Company will pay all reasonable and documented out-of-pocket fees and expenses incurred by the Purchasers or Apollo Management (including the reasonable and documented fees and expenses of a special counsel and other representatives engaged by the Purchasers or Apollo Management) up to an aggregate of $1,500,000 in connection with (i) such Transactions, (ii) any amendments, waivers or consents under or in respect of this Agreement or the Other Documents (whether or not such amendment, waiver or consent becomes effective) or (iii) the Purchaser's investment in the Debentures, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or any of the Other Documents, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any of the Other Documents, or by reason of being a holder of any Debenture, (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the Transactions, and (c) any filing fees payable by the Company or the Purchasers in connection with any filings or submissions required under the HSR Act in connection with the conversion of the Debentures. Prior to paying such expenses, the Company will be given an opportunity to review reasonably detailed invoices related thereto. The obligations of the Company under this Section 7.1 will survive the payment or transfer of any Debenture, the enforcement, amendment or waiver of any provision of this Agreement or any Other Agreement, and the termination of this Agreement or any Other Agreement. All such fees and expenses incurred as of the Closing Date shall be paid at the Closing in immediately available funds by wire transfer to such bank accounts as the Purchasers or Apollo Management shall have notified the Company in writing.

7.2      OPERATION OF BUSINESS.

         From the date hereof until the Closing Date, except as contemplated by this Agreement and the Other Agreements (including the schedules hereto or thereto),

                  (a) the Company shall, and shall cause each of the Subsidiaries to, (i) operate its business in the normal course and use its reasonable best efforts to preserve its present business organization intact and its present relationships with persons having material business dealings with it; and (ii) continue to maintain, in all material respects, its assets and properties and keep its books in accordance with present practices in a condition suitable for its current use; and

                  (b) the Company shall not, and shall not permit any of the Subsidiaries to, (i) take any action regarding any matter described in
         Section 4 of the Investors Agreement; or (ii) take any action that would cause any of the representations and warranties made by the Company in this Agreement not to remain true and correct as if made at and as of the Closing Date.

7.3      ACCESS TO BOOKS AND RECORDS.

         The Company shall afford, and shall cause each of its Subsidiaries to afford, to each of the Purchasers and the Purchasers' accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date to all the Company's and its Subsidiaries' properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to each of the Purchasers (a) a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws, and (b) all other information concerning the Company's and its Subsidiaries' business, properties and personnel as the Purchasers may reasonably request, PROVIDED that no investigation or receipt of information pursuant to this Section 7.3 shall affect any representation or warranty of the Company or the conditions to the obligations of the Purchasers.

7.4      AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.

                  (a) The Company shall, and shall cause each of its Subsidiaries to, execute and deliver this Agreement and the Other Agreements to which each is a party and such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, desirable or reasonably requested by the Purchasers in order to consummate or implement expeditiously the Transactions.

                  (b) The Company and the Purchasers party thereto shall in good faith negotiate, and shall execute and deliver on the Closing Date the Incubator Agreement, which agreement shall contain the terms specified on Exhibit 7.4 (which Exhibit reflects the parties agreement as to the terms of the Incubator). The Company shall, and shall cause each of its Subsidiaries to, execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary, desirable or reasonably requested by the Purchasers in order to contribute the Initial Company Contribution to the Incubator.

7.5      COMPLIANCE WITH CONDITIONS; BEST EFFORTS.

         The Company shall use its best efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the Transactions.

7.6      HSR ACT FILINGS.

         The Company and each of its Subsidiaries shall file all reports and documents as may be necessary to comply with the HSR Act. The Company shall cooperate with and assist the other parties hereto and take such action as may be reasonably required and as permitted under law in connection with such filings (including cooperating with additional requests for information, documents and interviews of officers and personnel by either of the antitrust enforcement agencies).

7.7      PROMETRIC TRANSACTION.

         The Company agrees promptly to inform Apollo Management in writing of
(a) any material development in the proceedings and negotiations related to the Prometric Transaction and (b) the receipt of any notices under the Prometric Agreements.

7.8      ANTITAKEOVER MATTERS.

         Prior to the Closing Date, the Company, its shareholders and its Board of Directors shall take all action required to be taken by in order to (i) exempt the Purchasers, in respect to their purchase and conversion of the Debentures, from "interested stockholder" status as defined by Title 3, Subtitle 6 of the General Corporation Law of Maryland and (ii) exempt the execution, delivery, and performance of this Agreement and the Other Agreements, and the issuance and conversion of the Debentures, from the requirements of, and from triggering any provisions under, the Rights Agreement or any Antitakeover Law.


8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Other Agreements, the purchase or transfer by the Purchasers of any Debenture or portion thereof or interest therein, and the payment or conversion of any Debenture, and may be relied upon by any Person who purchases any of the first $25,000,000 in principal amount of Debentures sold by any Affiliate of Apollo Management on or prior to the 90th day following the Closing Date, regardless of any investigation made at any time by or on behalf of the Purchasers or any other holder of a Debenture. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Agreement shall be deemed representations and warranties of the Company under this Agreement.

9.       AMENDMENT AND WAIVER.

         This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

10.      NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                  (i) if to a Purchaser or a Purchaser's nominee, to such address such Purchaser shall have specified to the Company in writing,

                  (ii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Debenture in writing.

Notices under this Section 10 will be deemed given only when actually received.

11.      REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Apollo Management at the Closing (except the Debentures themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to Apollo Management, may be reproduced by Apollo Management or any Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Apollo Management or such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Apollo Management or such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 11 shall not prohibit the Company or any other holder of Debentures from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

12.      SUBSTITUTION OF PURCHASER.

         Each Purchaser shall have the right to substitute any designee reasonably acceptable to the Company as the purchaser of the Debentures that such Purchaser has agreed to purchase hereunder, by written notice to the Company. Any affiliate of a Purchaser shall be deemed acceptable to the Company. Upon receipt of such notice, wherever the word "Purchaser" is used in this Agreement (other than in this Section 12), such word shall be deemed to refer to such designee in lieu of such Purchaser.

13.      MISCELLANEOUS.

13.1     SUCCESSORS AND ASSIGNS.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any permitted subsequent holder of a Debenture) whether so expressed or not.

13.2     SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

13.3     CONSTRUCTION.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

13.4     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

13.5     GOVERNING LAW; SUBMISSION TO JURISDICTION;.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MARYLAND STATE COURT SITTING IN THE CITY OF BALTIMORE OR ANY FEDERAL COURT SITTING IN THE CITY OF BALTIMORE IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6     CONFIDENTIALITY.

         The terms of this Agreement shall remain confidential until all parties to this Agreement agree in writing to the extent and form of disclosure.

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.


                                    Very truly yours,

                                    SYLVAN LEARNING SYSTEMS, INC.


                                    By:
                                        ----------------------------------------
                                    Name:
                                          --------------------------------------
                                    Title:
                                           -------------------------------------

The foregoing is hereby agreed to
as of the date first written above.

APOLLO INVESTMENT FUND IV, L.P.

By:  Apollo Advisors IV, L.P.,
         its general partner

By:  Apollo Capital Management IV, Inc.,
         its general partner


By:
    ----------------------------------------
Name:
      --------------------------------------
Title:
       -------------------------------------

APOLLO OVERSEAS PARTNERS IV, L.P.

By:  Apollo Advisors IV, L.P.,
         its general partner

By:  Apollo Capital Management IV, Inc.,
         its general partner


By:
    ----------------------------------------
Name:
      --------------------------------------
Title:
       -------------------------------------

INVESTOR (GUERNSEY) LTD.


         By:
             ----------------------------------------
         Name:
               --------------------------------------
         Title:
                -------------------------------------
and

         By:
             ----------------------------------------
         Name:
               --------------------------------------
         Title:
                -------------------------------------